Exhibit 99.1

Dear Boston Capital Tax Credit Fund III L.P. Investor:

CONSENT TO LIQUIDATE BOSTON CAPITAL TAX CREDIT FUND III L.P. —

COMING 1st QUARTER 2016:

▪	You will be receiving a ballot to vote your Beneficial Assignee Certificates (“BACs”) to liquidate your investment in Boston Capital Tax Credit Fund III L.P. (the “Fund”).

▪	Please watch your mail for the liquidation consent solicitation ballot and materials.

▪	The holders of a majority of BACs must vote in favor for a liquidation to occur.

Rule 14a-12 Legend

The Fund and its general partner, Boston Capital Associates III LP (the “General Partner”), may be deemed to be participants in the solicitation of proxies from the Fund’s investors in connection with the proposal to liquidate the Fund. Information about the General Partner is set forth in the forthcoming proxy statement and in the Annual Report on Form 10-K dated June 25, 2015.

You are urged to read the proxy statement when it becomes available because it will contain important information. The proxy statement, the Annual Report on Form 10-K and any other documents filed by the Fund with the SEC may be obtained free of charge at the SEC web site at www.sec.gov.

If you have any questions, please call us at 800-955-2733.

Investor Services for Boston Capital
One Boston Place	Boston, MA 02108-4406	Phone: 800-955-2733	Fax: 617-624-8999

c/o Boston Capital
One Boston Place
Boston, MA 02108
www.bostoncapital.com